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                           NEWS RELEASE




FOR IMMEDIATE RELEASE                   Contact:  John W. Corey
October 24, 1996                                  President
                                                  (317) 742-1064



           LSB Financial Corp. Announces Third Quarter Results,
Payment of Cash Dividend and Intention to Repurchase 5% of Outstanding Stock
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     LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette
Savings Bank, FSB, today reported for the quarter and nine month periods ending September 30, 1996. Net income for the third quarter of 1996 was $345,000, compared to $335,000 for the comparable period in 1995. Earnings per share for the third quarter of 1996 were $0.41 compared to $0.35 for the comparable period in 1995, an increase of 17.14%. Net income for the nine month period was $532,000, as compared to $947,000 for the first nine months of 1995. The nine month comparison is skewed by an unusual $800,000 provision for loan losses taken in the second quarter of 1996, and by the receipt of a $165,000 non-recurring state tax refund during this period in 1995. Net interest income, a cleaner comparative measure of the Company's progress, increased $182,000 or 14.75% during the third quarter of 1996 compared to the same period in 1995. Net interest income for the first nine months of 1996 increased $725,000 or 20.79% over the first nine months of 1995. Net income per share was $0.60 for the nine month period ending June 30, 1996. Further, the Company announced today that it will pay a quarterly cash dividend of $0.08 per share to shareholders of record as of November 11, 1996, with a payment date of December 2, 1996. In addition, the Company announced its intention to begin to repurchase 5% of its outstanding stock in the open market.

     LSB's total assets grew $18.9 million, from $159.0 at December 31, 1995 to $177.8 million at September 30, 1996 driven largely by an $23.6 million increase in net loans over the same period.

     Since the Bank, unlike most savings associations, is insured by the Bank Insurance Fund (BIF) of the FDIC, it will not be subject to the one-time assessment recently levied on members of the Savings Association Insurance Fund (SAIF).

     LSB President and CEO John W. Corey stated, "We are pleased with the continued growth in earnings per share. This growth together with the announced cash dividend and pending stock repurchase are parts of our continuing efforts to maximize long-term shareholder value."

     The closing market price of LSB stock on October 23, 1996, was $17.25 per share as reported by the NASDAQ stock market.
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                       LSB FINANCIAL CORP.
          (Dollars in thousands, except per share data)
                SELECTED FINANCIAL CONDITION DATA



                                        December 31,        September 30,
Dollars in thousands                        1995                1996
                                        ------------        -------------

Total Assets                              $158,973             $177,840
Loans Receivable, net                      132,433              156,080
Available-for-Sale Securities               12,295                7,226
Short-term Investments                       3,595                2,309
Deposits                                   109,977              116,305
Total Borrowings                            29,614               44,228
Shareholders' Equity (net)                  18,068               16,716



                     SELECTED OPERATIONS DATA

                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                   -------------------     -------------------
                                     1995        1996        1995       1996
                                   --------    -------     --------    -------

Total Interest Income               $2,810      $3,360      $7,724      $9,702
Total Interest Expense               1,576       1,944       4,237       5,491
                                    ------      ------      ------      ------
  Net Interest Income                1,234       1,416       3,487       4,211
Provision for Loan Losses                0           0           0         800
                                    ------      ------      ------      ------
Net Interest Income
 after provision                     1,234       1,416       3,487       3,411

Deposit Account Service Charges         62          79         168         243
Gain(loss) on Sale of Securities         0           0           0           9
Net Gain(loss) on Mortgage Loans
 Originated for Sale                    33          46          44          83
Other Non-interest Income               41          47         272         134
                                    ------      ------      ------      ------
  Total Non-Interest Income            136         172         484         469

Total Non-Interest Expense             850       1,034       2,497       3,040
                                    ------      ------      ------      ------
Income before Income Taxes             520         554       1,474         840
Income Tax Expense                     185         209         527         308
                                    ------      ------      ------      ------
  Net Income                        $  335      $  345      $  947      $  532
                                    ======      ======      ======      ======

Earnings per Share                  $ 0.35      $ 0.41      $ 1.00      $ 0.60
                                    ======      ======      ======      ======
Book value per share                $19.07      $19.66      $19.07      $19.66
                                    ======      ======      ======      ======